Exhibit 99.1

Bidz.com, Inc. Announces Record Third Quarter 2007 Financial Results

•                  Third quarter net revenue of $40.1 million, up 48% year-over-year

•                  Key business metrics continue to improve

•                  Record gross margin of approximately 31.7%

•                  Raising 2007 guidance

LOS ANGELES, CA, November 12, 2007—Bidz.com, Inc. (NASDAQ: BIDZ), a leading online auctioneer of jewelry today reported strong financial results for the third quarter and nine months ended September 30, 2007.

Net revenue for the third quarter of 2007 was $40.1 million, a 48% increase compared with $27.1 million reported for the third quarter of 2006. This increase was mainly due to the growth in demand for its jewelry products and the increase in average sales amount per order. During the third quarter, the Company lowered its acquisition cost per new buyer and increased the number of new buyers, orders per day, and significantly increased its average order value.

	Three months ended
	September 30, 2007
	2007	2006	Change
Average order value	$173	$124	39.5%
Average orders per day	2,699	2,587	4.3%
Average items sold per day	8,814	7,293	20.9%
Acquisition cost per new buyer	$43	$51	-15.7%
Number of new buyers	55,423	49,412	12.2%

The Company’s pre-tax income for the third quarter of 2007 was $5.2 million, above the Company’s original guidance of $3.0-$3.2 million, and compared to $1.0 million in the prior period in 2006. Net income for the third quarter of 2007 increased to $3.6 million, or $0.14 per fully diluted share on 26.3 million weighted average shares outstanding, compared to net income of $997,000, or $0.04 per fully diluted share on 23.8 million weighted average shares outstanding in the same period of 2006. The increase in net income was due primarily to higher gross profit margins on increased revenues.

“We are very pleased to announce such strong results for the third quarter,” said, David Zinberg, President and Chief Executive Officer of Bidz.com. “Our unique value proposition and continued focus on executing our business and achieving results has driven this performance. Our new initiatives have significantly increased sales and resulted in record gross margins for the quarter.”

Mr. Zinberg continued, “Looking forward, we continue to innovate to further drive sales growth and profitability. We are optimistic about the upcoming holiday period and as a result have increased our guidance for the year. We look forward to continuing to diligently execute our strategic plan in 2008 and beyond.”

In the third quarter, gross profit increased 90.6% to $12.7 million from $6.7 million in the third quarter of 2006.  Gross margin in the third quarter of 2007 was 31.7%, compared with 24.6% in the same period of 2006. Gross margin benefited from the amortized co-op marketing contributions that reduced our cost of sales by $833,000 or 2.1% of net revenue. The co-op marketing contributions are amortized as a reduction to cost of sales over the estimated inventory turnover period. We expect gross margins for the fourth quarter to continue to improve over the corresponding prior year period as a result of continued receipt of co-op marketing dollars and continued elimination of any major shipping promotions.

Operating expenses in the third quarter 2007 increased year-over-year to $7.5 million from $5.7 million.  Net operating income for the third quarter of 2007 was $5.2 million compared to $1.0 million in the third quarter of 2006.

For the nine months ended September 30, 2007, revenues were $123.9 million, a 31.5% increase compared with $94.2 million reported for the nine months ended 2006. Gross profit increased 47.5% to $34.7 million from $23.5 million in the nine months ended September 30, 2006.  Operating expense leverage improved for the first nine months of 2007 as operating expenses were $22.1 million, or 17.9% of sales, compared to $19.0 million, or 20.2% of sales in the same period a year ago.  Income from operations in the first nine months of 2007 was $12.6 million, or 10.1% of sales, as compared to $4.5 million, or 4.8% of sales in the same period a year ago.

The net income for the nine months ended September 30, 2007 was $9.9 million, or $0.40 per fully diluted share on 25.0 million weighted average shares outstanding, compared to $4.4 million, or $0.19 per fully diluted share on 23.8 million weighted average shares outstanding, in the same period of 2006.

As of September 30, 2007, the Company had $1.1 million in cash. The Company has working capital of $18.7 million and no long-term debt.  The Company has no outstanding balance on its $15 million revolving line of credit.

Business Outlook

The Company expects revenues for the fourth quarter of 2007 to be in the range of $56-$58 million, and expects pre-tax income of approximately $5.6-$6.0 million.  For the full year of 2007, the Company has increased its revenue guidance to $180-$182 million and has increased its expected gross margin guidance to approximately 27-28%. The Company now expects pre-tax income for 2007 of $18.0-$18.5 million. The Company expects its effective tax rate for the full year of 2007 to be approximately 20.2%, and expects to end the year with approximately 26.4 million fully diluted shares outstanding.

The Company is introducing new guidance for 2008 and expects revenues to be in the range of $225-$230 million, pre-tax income of approximately $23.5-$25.5 million and gross margin of approximately 27-28%. The Company expects its effective tax rate for the full year of 2008 to be approximately 40%, and expects to end the year with approximately 30.0 million fully diluted shares outstanding. The Company expects fully taxed 2008 GAAP EPS of $0.47-$0.51.

Investor Conference Call

Bidz.com’s quarterly earnings conference call is scheduled to begin later today (November 12, 2007) at 1:30 p.m., Pacific Time.  The call will be open to all interested investors through a live audio Web broadcast via the Internet on the investor relations section of the Company’s website at www.bidz.com. For those who are not available to listen to the live broadcast, the call will be archived.

Bidz.com Inc.

Bidz.com, founded in 1998, is an online auctioneer of jewelry. Bidz offers its products through a live auction format requiring only a $1 minimum opening bid. To learn more about Bidz.com visit its website at www.bidz.com.

Safe Harbor Statement

This press release includes forward looking statements about the Company’s estimated revenue and earnings within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts contained in this release, including statements regarding the Company’s future financial position, business strategy and plans and objectives of management for future operations, are forward looking statements.  The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions, as they relate to the Company, are intended to identify forward looking statements.  We have based these forward-looking statements largely on current expectations and projections about future events and financial trends that we believe may affect the Company’s financial condition, results of operations, business strategy and financial needs.  Risks and uncertainties include the ability of the Company to attract customers to its website and offer attractive products; to maintain its website, electronic data processing systems, and systems hardware; to forecast accurately net revenue and plan for expenses; to protect our intellectual property rights; and potential litigation and government enforcement actions that may result from our prior securities offerings.  Please refer to Bidz.com’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Bidz.com undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

CONTACTS:

Andrew Greenebaum / Patricia Dolmatsky

Integrated Corporate Relations

(310) 954-1100

agreenebaum@icrinc.com / pdolmatsky@icrinc.com

Lawrence Kong, CFO

Bidz.com, Inc.

(310) 280-7373

(Financials to follow)

Bidz.com, Inc.
Condensed Balance sheets

(In thousands, except share data)
	December 31,	September 30,
	2006	2007
		(Unaudited)
Assets
Current assets:
Cash	$359	$1,100
Accounts receivable, net of reserves of $0 and $100 at December 31, 2006 and September 30, 2007, respectively	1,930	1,994
Inventories, net of reserves of $461 and $794 at December 31, 2006 and September 30, 2007, respectively	34,308	46,273
Other current assets	1,192	2,125
Total current assets	37,789	51,492
Property and equipment, net	478	1,293
Intangible asset	150	161
Deposits	125	104
Total assets	$38,542	$53,050

Liabilities and Stockholders' Equity
Current liabilities:
Revolving credit line	3,941	—
Accounts payable (includes related party amounts of $4,331 and $5,285 at December 31, 2006 and September 30, 2007, respectively)	21,987	27,614
Accrued expenses	1,952	3,031
Deferred revenue	3,935	2,183
Total current liabilities	31,815	32,828

Commitments and contingencies

Stockholders' equity:
Preferred stock: par value $0.001; authorized 4,000,000 shares; none issued and outstanding at December 31, 2006 and September 30, 2007, respectively	—	—
Common stock: par value $0.001; authorized 100,000,000 shares; issued and outstanding 23,233,904 and 23,814,978 at December 31, 2006 and September 30, 2007, respectively	23	24
Additional paid in capital	28,352	31,933
Shares held in treasury, at cost, 15,000 shares at December 31, 2006 and September 30, 2007	(90)	(90)
Accumulated deficit	(21,558)	(11,645)
Total stockholders equity	6,727	20,222
	$38,542	$53,050

Bidz.com, Inc.
Condensed Statements of Income (Unaudited)

(In thousands, except share and per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007

Net revenue:
Merchandise sales	$27,061	$39,973	$94,132	$123,661
Other revenue	—	78	57	237
	27,061	40,051	94,189	123,898
Cost of revenue	20,399	27,356	70,660	89,201
Gross Profit	6,662	12,695	23,529	34,697
Operating expenses:
General and administrative	3,052	4,945	9,847	14,774
Sales and marketing	2,531	2,406	7,776	7,026
Public offering costs	—	—	1,231	—
Depreciation and amortization	74	160	195	346
Total operating expenses	5,657	7,511	19,049	22,146
Income from operations	1,005	5,184	4,480	12,551
Other income - interest income	19	28	77	33
Other expense - interest (expense)	—	(1)	—	(165)
Income before income tax expense	1,024	5,211	4,557	12,419
Income tax expense	27	1,648	121	2,506
Net income	$997	$3,563	$4,436	$9,913

Net income per share available to common shareholders - basic	$0.04	$0.15	$0.19	$0.42
Net income per share available to common shareholders - diluted	$0.04	$0.14	$0.19	$0.40
Weighted average number of shares outstanding - basic	23,310,791	23,593,325	23,311,930	23,371,838
Weighted average number of shares outstanding - diluted	23,819,549	26,324,837	23,822,649	25,031,607